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                                                                      EXHIBIT 12

                    WARNER-LAMBERT COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                            YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------------------
                                                               1997        1996        1995        1994       1993
                                                             --------    --------    --------    --------    ------
                                                                             (DOLLARS IN MILLIONS)

Earnings before income taxes and accounting changes (less
  minority interests).....................................   $1,233.4    $1,107.7    $1,018.6    $  913.1    $318.5
Add:
     Interest on indebtedness -- excluding amount
       capitalized........................................      167.0       145.9       122.7        93.7      64.2
     Amortization of debt expense.........................         .4          .5          .4          .4        .5
     Interest factor in rent expense(a)...................       30.7        27.5        26.9        26.2      25.4
                                                             --------    --------    --------    --------    ------
          Adjusted earnings...............................   $1,431.5    $1,281.6    $1,168.6    $1,033.4    $408.6
                                                             --------    --------    --------    --------    ------
                                                             --------    --------    --------    --------    ------
Fixed Charges:
     Interest on indebtedness.............................   $  167.0    $  145.9    $  122.7    $   93.7    $ 64.2
     Capitalized interest.................................        8.3         9.6        10.1         9.4       8.6
     Amortization of debt expense.........................         .4          .5          .4          .4        .5
     Interest factor in rent expense(a)...................       30.7        27.5        26.9        26.2      25.4
                                                             --------    --------    --------    --------    ------
          Total fixed charges.............................   $  206.4    $  183.5    $  160.1    $  129.7    $ 98.7
                                                             --------    --------    --------    --------    ------
                                                             --------    --------    --------    --------    ------
Ratio of earnings to fixed charges........................        6.9         7.0         7.3         8.0       4.1(b)
                                                             --------    --------    --------    --------    ------
                                                             --------    --------    --------    --------    ------

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 (a) Represents one third of rental expense, which the Company believes is a reasonable approximation.

 (b) The Company's ratio of earnings to fixed charges for 1993 would have been
     9.5 excluding the restructuring charge of $525.2 million.



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